Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-139253, 333-139250 and 333-139251) and Registration Statement on Form S-3 (No. 333-169826) of The Andersons, Inc. of our report dated February 23, 2012 which appears in this Form 10-K related to the consolidated financial statements of Lansing Trade Group, LLC and Subsidiaries.

Crowe Chizek LLP

Elkhart, Indiana

February 23, 2012